EXHIBIT 5.1

Christopher K. Davies, Esq.
17703 Raintree Terrace
Boca Raton, Florida 33487
(561) 289-9780

VIA ELECTRONIC TRANSMISSION

April 29, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Frozen Food Gift Group Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as counsel to the Company. I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and, legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Validity of Securities” in the related Prospectus. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/Christopher K. Davies
Christopher K. Davies